Exhibit 99.1

Delta Apparel Returns to Growth in July

Reports July net sales growth of over 10%

Announces growth across all business units

GREENVILLE, S.C., August 11, 2020 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced strong sales results for the month of July.

Delta Apparel’s net sales in July grew over 10% compared to the prior year period, with growth in each of its business units. The Delta Group and Salt Life segments reported year-over-year growth of 9% and 23%, respectively, in July.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “The start to our fourth quarter has exceeded our expectations with July double-digit net sales growth. This marked our fourth consecutive month of sequential sales improvement for both the Delta Group and Salt Life Group segments. We are particularly pleased to see a return to growth across all business units, with notable strength in our DTG2Go digital print business achieving an over 50% sales increase year over year. Sales of Delta Catalog products grew double digits, propelled by strength in the retail licensing channel and improving dynamics in other sales channels. The Soffe business delivered solid growth during July. Consumers continued to seek Soffe products across multiple distribution channels, including the Soffe consumer website which enjoyed 115% growth over the prior year. The momentum in our Salt Life business continued in July with approximately 60% growth in our key direct-to-consumer e-commerce and retail channels, in addition to double-digit growth in the wholesale channel.”

The Company serviced customer demand during the June quarter and through July primarily with its on-hand inventory position in the United States. By the end of June, all manufacturing facilities were operating and producing inventory to meet current market demand. While the ramp-up of production has exceeded the Company’s expectations, the near term growth momentum, particularly for Delta Catalog products, may be somewhat hampered until inventory can be fully replenished.

Mr. Humphreys continued, “Our strong July performance further strengthens our commitment to return to fourth quarter profitability, on both a reported and adjusted basis. Our teams are working hard to satisfy the broad-based demand we are seeing in the market, and we look forward to updating you with our progress and other business initiatives as the quarter progresses.”

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, COAST®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing DTG2Go technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,700 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the volatility and uncertainty of cotton and other raw material prices and availability; the general U.S. and international economic conditions; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; significant interruptions within our manufacturing or distribution facilities or other operations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:

Deborah Merrill, 864-232-5200 x6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:

Tom Filandro, 646-277-1235

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com